                                                                     EXHIBIT 2.1

                               Dated 28 March 2003

                      THE TOA REINSURANCE COMPANY, LIMITED

                                     - AND -

                            HILLCOT HOLDINGS LIMITED

                                     - AND -

                          CASTLEWOOD HOLDINGS LIMITED

                                     - AND -

                             SHINSEI BANK, LIMITED

                   -------------------------------------------

                                    AGREEMENT
                                 - relating to -
                            THE SALE AND PURCHASE OF
                       THE ENTIRE ISSUED SHARE CAPITAL OF
                   THE TOA-RE INSURANCE COMPANY (U.K.) LIMITED

                   -------------------------------------------


                                     LOVELLS


                                  TOKDMW/22351
                                  H0012/00119

                                    CONTENTS

CLAUSE                                                                                                            PAGE
1.       INTERPRETATION 1
2.       SALE AND PURCHASE OF SHARES                                                                                5
3.       CONDITIONS                                                                                                 6
4.       CONSIDERATION                                                                                              7
5.       PRE-COMPLETION MATTERS                                                                                     7
6.       COMPLETION                                                                                                11
7.       WARRANTIES                                                                                                14
8.       TOA'S REPUTATION                                                                                          18
9.       POST-COMPLETION MATTERS                                                                                   20
10.      CONFIDENTIALITY AND ANNOUNCEMENTS                                                                         21
11.      GUARANTEE                                                                                                 22
12.      PROVISION OF FINANCIAL INFORMATION                                                                        24
13.      INTEREST                                                                                                  24
14.      COSTS                                                                                                     24
15.      PARTIES BOUND BY CONTRACT                                                                                 24
16.      CONTINUING OBLIGATIONS AND ASSIGNMENT                                                                     25
17.      NOTICES AND PROCESS AGENTS                                                                                25
18.      SEVERABILITY                                                                                              27
19.      ENTIRE AGREEMENT AND VARIATION                                                                            27
20.      GENERAL PROVISIONS                                                                                        28
21.      RIGHTS OF THIRD PARTIES                                                                                   28
22.      GOVERNING LAW AND JURISDICTION                                                                            28

SCHEDULE 1                                                                                                         30
         THE SHARES
SCHEDULE 2                                                                                                         31
         THE COMPANY
SCHEDULE 3                                                                                                         32
         THE SUBSIDIARY UNDERTAKINGS
SCHEDULE 4                                                                                                         34
         LOGO
SCHEDULE 5                                                                                                         35
         CONDITIONS PRECEDENT
SCHEDULE 6                                                                                                         37
         PENSION DEED

SCHEDULE 7                                                                                                        43
         SELLER'S CONFIDENTIAL INFORMATION
SCHEDULE 8                                                                                                        45
         EMPLOYEES
SCHEDULE 9                                                                                                        46
         GROUP MEMBERS' TITLE DEEDS AND PROPERTY DOCUMENTS
SCHEDULE 10                                                                                                       47
         TAX COVENANT
SCHEDULE 11                                                                                                       60
         THE SELLER'S GROUP: GUARANTEES, INDEMNITIES AND SIMILAR OBLIGATIONS
SCHEDULE 12                                                                                                       61
         SHINSEI LETTER AGREEMENT
SCHEDULE 13                                                                                                       65
         LIST OF DUE DILIGENCE DOCUMENTS
SCHEDULE 14                                                                                                       67
         COMMUTATION AGREEMENT

AGREED FORM DOCUMENTS:

Agreed Announcements
Form of resignation of directors/secretary
Power of Attorney in relation to the Shares
Compromise Agreements
Commutation Agreement
Shinsei Letter Agreement
Pension Deed

                           SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on March 28, 2003

BETWEEN:

(1) THE TOA REINSURANCE COMPANY, LIMITED, a company incorporated under the laws of Japan and having its principal place of business at 6, Kanda-Surugadai 3-chome, Chiyoda-ku, Tokyo 101-8703, Japan (the "SELLER");

(2) HILLCOT HOLDINGS LIMITED a company incorporated under the laws of Bermuda and having its principal place of business at Windsor Place, 18 Queen Street, Hamilton, HM11, Bermuda (the "PURCHASER");

(3) CASTLEWOOD HOLDINGS LIMITED, a company incorporated under the laws of Bermuda and having its principal place of business at 18 Queen Street, Hamilton, HM11, Bermuda ("CASTLEWOOD"); and

(4) SHINSEI BANK, LIMITED, a company incorporated under the laws of Japan and having its principal place of business at 1-8 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo, 100-850, Japan ("SHINSEI") (collectively referred to with Castlewood as the "GUARANTORS").

RECITALS:

(A) The Toa-Re Insurance Company (U.K.) Limited (the "COMPANY") is a company registered in England and Wales under number 1457317. Details of the Company are set out in Schedule 2. Details of the Subsidiary Undertakings of the Company are set out in Schedule 3.

(B) The Seller is the registered holder and beneficial owner of all the Shares (as defined below).

(C) The Seller has agreed to sell and the Purchaser has agreed to purchase all the Shares on and subject to the terms of this Agreement.

(D) In consideration of the Seller entering into this Agreement at the request of the Guarantors, the Guarantors have agreed to guarantee the obligations of the Purchaser under this Agreement.

IT IS AGREED:

1.       INTERPRETATION

1.1      In this Agreement (including its Recitals and Schedules):

         "ACCOUNTS" means the audited consolidated balance sheet and profit and loss account of the Group as at and for the financial year ended on the Accounts Date including the auditors' and the directors' reports annexed thereto;

         "ACCOUNTS DATE" means 31 December 2001;

         "AGREED ANNOUNCEMENTS" means the announcements in the agreed terms to be made by the parties following signature of this Agreement;

         "BUSINESS DAY" means any day (except any Saturday or Sunday) on which banks in the City of London are open for business;

         "COMMUTATION AGREEMENT" means the agreement in the agreed terms in the form set out in Schedule 14 proposed to be entered into between the Company (1) and the Seller (2);

         "COMPANY" has the meaning given in Recital (A);

         "COMPANIES ACT" means the Companies Act 1985 (as amended by the Companies Act 1989);

         "COMPLETION" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

         "COMPLETION DATE" means the date which is the tenth Business Day (or such other date as the Seller and the Purchaser may agree in writing) following the date on which the Conditions Precedent set out in clause
         3.1 are duly satisfied or, in the case of the Condition Precedent in sub-clause 3.1(c), waived in accordance with clause 3.4;

         "COMPLETION WARRANTIES" means the Warranties in clause 7.1 and the Warranties in clauses 7.2(c), (d), (e), (f) and (h);

         "COMPROMISE AGREEMENTS" means the compromise agreements in the agreed terms proposed to be entered into between the relevant Group Member and the employees of each Group Member whose details are set out in
         Schedule 8;

         "CONDITIONS PRECEDENT" means the conditions set out in clause 3.1;

         "CONSIDERATION" has the meaning given in clause 4;

         "DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Seller to the Purchaser referred to in clause 7.4(b);

         "ENCUMBRANCE" means any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement;

         "FSA" means the Financial Services Authority of the United Kingdom or any predecessor or successor to all or any of its regulatory functions as applicable to the Group;

         "FSMA" means the Financial Services and Markets Act 2000 and all orders, regulations and statutory instruments made or issued thereunder;

         "GROUP" means the Company and the Subsidiary Undertakings and "GROUP MEMBER" shall be construed accordingly;

         "GBP", "POUNDS" OR "(POUND)" are references to the lawful currency of the United Kingdom;

         "IBNR" means incurred but not reported;

         "ILU" means the International Underwriting Association (formerly the Institute of London Underwriters);

         "ILU GUARANTEE" means the guarantee provided to the Institute of London Underwriters by the Seller on 27 November 1987;

         "PENSION DEED" means the deed in the agreed terms in the form set out in Schedule 6 proposed to be entered into between the Company (1), Toa Re Underwriting Management Limited (2), Graham Combes, Colin Williams and Sharon Hook (3) and the Seller (4).

         "PENSION SCHEME" means the Toa Re Underwriting Management Limited Retirement Benefits Scheme;

         "PURCHASER'S GROUP" means the Purchaser, the parent undertaking and subsidiary undertakings of the Purchaser and the subsidiary undertakings of any such parent undertaking;

         "PURCHASER'S SOLICITORS" means Clyde & Co of Beaufort House, Chertsey Street, Guildford, Surrey GU1 4HA (Ref AH/0208346);

         "SELLER'S CONFIDENTIAL INFORMATION" means the information confidential to the Seller set out in Schedule 7;

         "SELLER'S GROUP" means the Seller, the parent undertaking and subsidiary undertakings of the Seller and the subsidiary undertakings of any such parent undertaking;

         "SELLER'S SOLICITORS" means Lovells of Atlantic House, Holborn Viaduct, London EC1A 2FG;

         "SHARES" means the shares in the capital of the Company described in
         Schedule 1 (being the entire issued share capital of the Company);

         "SHINSEI LETTER AGREEMENT" means the letter agreement in the agreed terms in the form set out in Schedule 12 proposed to be entered into between Shinsei (1) and the Seller (2);

         "SUBSIDIARY UNDERTAKINGS" means the subsidiary undertakings of the Company set out in Schedule 3;

         "TAX" has the meaning ascribed to it in Schedule 10 and "TAXATION" shall be construed accordingly;

         "TAX COVENANT" means the tax covenant set out in Schedule 10;

         "TRANSACTION DOCUMENTS AND INFORMATION" means all documentation and information (in whatever form) supplied directly or indirectly by or on behalf of the Seller or any Group Member to the Purchaser, Shinsei or Castlewood or to any person related to the Purchaser, Shinsei or Castlewood in relation to the transaction contemplated by this Agreement or pursuant to the terms hereof;

         "US DOLLAR" OR "US$" are references to the lawful currency of the United States of America;

         "WARRANTIES" means the statements contained or referred to in clause 7 and "Warranties" means any of them; and

         "WARRANTY CLAIM" has the meaning given in clause 7.6(a).

1.2      In this Agreement, unless the context otherwise requires:

         (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

         (b) references to recitals, clauses and schedules and subdivisions of them are references to the recitals and clauses of, and schedules to, this Agreement and subdivisions of them respectively;

         (c) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

         (d) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made under it on or before the date of this Agreement;

         (e) references to a "PERSON" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

         (f) the words "COMPANY", "SUBSIDIARY", "SUBSIDIARY UNDERTAKING" and "PARENT UNDERTAKING" have the meanings given to them by the Companies Act 1985;

         (g) references to the one gender include all genders, and references to the singular include the plural and vice versa;

         (h) reference to a "MONTH" shall be construed as reference to a calendar month;

         (i) reference to a "DAY" shall be construed as reference to a calendar day;

         (j) reference to a "YEAR" shall be construed as reference to a calendar year; and

         (k) headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3      The Recitals and Schedules to this Agreement form part of it.

1.4 Any reference to the hour of a day by which something must have been done, performed or delivered shall be a reference to London time, unless expressly provided otherwise.

1.5 Any reference in this Agreement to a document being "IN THE AGREED TERMS" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.       SALE AND PURCHASE OF SHARES

2.1 On and subject to the terms of this Agreement, the Seller shall sell with full title guarantee the Shares and the Purchaser shall purchase the Shares on and with effect from Completion, in each case free from all Encumbrances and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after the date of signing of this Agreement).

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale to it of all the Shares is completed simultaneously and, if such sale is not completed on the Completion Date, then the Purchaser shall be entitled to rescind this Agreement without liability of any kind on its part, but without prejudice to its rights in respect of any pre-existing breach of the terms hereof, including any breach giving rise to such right to rescind.

2.3 The Seller hereby waives any rights which may have been conferred on it under the Articles of Association of the Company or otherwise or in any other way to have any of the

         Shares offered to it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

3.       CONDITIONS

3.1      Completion is conditional upon satisfaction of the following Conditions
         Precedent:

         (a) the Purchaser having received a notice of approval from the FSA of all persons who will acquire control of the Company on Completion in accordance with section 184 of FSMA in terms reasonably satisfactory to the Purchaser, Castlewood and Shinsei or, in the absence of such notification, the period during which the FSA may serve a notice of objection pursuant to section 183 of FSMA in relation to the Purchaser and such other relevant persons having elapsed without the FSA having served any notice of objection on the Purchaser. For the avoidance of doubt, matters which are not reasonable to the Purchaser, Castlewood and Shinsei include, but are not limited to, the FSA:

                  (i) imposing, or giving notice that it intends to impose, any material restriction or material requirement on, or on the business of, the Company; and/or

                  (ii) requiring additional capital to be contributed to the Company by the Purchaser;

         (b) the FSA not having withdrawn or given notice that it intends to withdraw the permission required for the carrying on of regulated activities by the Company; and

         (c) confirmation from the Seller and the Purchaser (as appropriate) that each of the conditions and documents set out in Schedule 5 have in fact been fulfilled and provided to its satisfaction.

3.2 The Purchaser and the Seller (as appropriate) shall use all reasonable endeavours to ensure that the Conditions Precedent specified in clause
         3.1 are satisfied as soon as practicable and in any event not later than 6.00 pm on 31 March 2003 (or such later date as the Seller and the Purchaser may agree in writing).

3.3 The undertaking to use all reasonable endeavours pursuant to clause 3.2 shall include an obligation to take all necessary steps to satisfy concerns or objections which may be raised by the FSA in relation to matters that are subject to the Conditions Precedent.

3.4 The Seller or the Purchaser (as appropriate) may waive the Conditions Precedent specified in sub-clause 3.1(c) at any time on or before 6.00 pm on 31 March 2003 (or such later date as the Seller and the Purchaser may agree in writing).

3.5 If the Conditions Precedent specified in clause 3.1 have not been satisfied or duly waived in the case of the Conditions Precedent specified in sub-clause 3.1 (c) by the Seller or the Purchaser (as appropriate) by 6.00 pm on 31 March 2003 (or such later date as may have been agreed by the Seller and the Purchaser in writing) then:

         (a) the Purchaser shall cause all Transaction Documents and Information to be returned to the Seller by no later than 14 days following such date and pending such return each of the Purchaser, Castlewood and Shinsei hereby undertakes not to disclose or divulge the Transaction Documents and Information to any third party, to maintain it in strict confidence and not to use any of the Transaction Documents and Information for any purpose whatsoever;

         (b) this Agreement shall terminate and have no further effect (subject only to this clause, clauses 10 (Confidentiality), 11 (Guarantee), 13 (Interest), 14 (Costs) and 22 (Governing law) which shall continue in force); and

         (c) subject to any liability which may arise from any breach of the obligations contained in this clause 3, the parties shall be released from all liabilities and obligations hereunder.

4.       CONSIDERATION

         The total consideration payable by the Purchaser to the Seller for the Shares shall be the sum of (pound)29,000,000 ("CONSIDERATION") which shall be paid in cash on Completion.

5.       PRE-COMPLETION MATTERS

5.1      Pending Completion, the Seller shall procure that:

         (a) the Purchaser will be kept promptly informed of all material matters relating to the businesses of each Group Member;

         (b) subject to the obligations of confidence contained herein, the Purchaser and its representatives will be afforded access on prior reasonable notice during normal business hours to representatives of the Group Members and to the books and records held or maintained by each Group Member;

         (c) the usual financial processing is carried out for each Group Member and that the quarterly management accounts for each Group Member are produced;

         (d) subject to the obligations of confidence contained herein, all claim notifications received by each Group Member are provided to and reviewed by Castlewood (whether these relate to paid claims, reserves or precautionary advices), such provision and review to take place at meetings to be held between the Seller and

                  Castlewood in the United Kingdom at mutually convenient times and not less than once a fortnight;

         (e) each Group Member will not acknowledge to ceding companies or brokers the acceptance of claims without having given Castlewood the opportunity to review the claims and having given reasonable consideration to Castlewood's comments (timely received), although the parties acknowledge and agree that the decision whether or not to acknowledge to ceding companies or brokers the acceptance of claims rests solely with the relevant Group Member;

         (f) save as required by any relevant competent authority or law, each Group Member will withhold from settling claims to ceding companies or brokers unless such claims were acknowledged as payable prior to the date of this Agreement (and in such case, provide to Castlewood notice of any proposed payments to cedants or refunds to reinsurers, such notices to be given at meetings to be held between the Seller and Castlewood in the United Kingdom at mutually convenient times and not less than once a fortnight and to be subject to the obligations of confidence contained herein) or were reviewed with Castlewood and Castlewood's comments were given reasonable consideration;

         (g) save as required by any relevant competent authority or law, no Group Member will make any commutation offers or enter into commutation agreements without the prior agreement of Castlewood, such agreement not to be unreasonably withheld or delayed;

         (h) no Group Member will agree to any new letters of credit, or increases in existing ones, without prior agreement of Castlewood, such agreement not to be unreasonably withheld or delayed; and

         (i) if not already given, that each Group Member participating in the Pension Scheme gives notice of termination of its liability to contribute to the Pension Scheme (without prejudice to their obligations, if any, under the deed referred to at clause 6.7).

         The provisions of clauses 5.1 (d), (e) and (f) shall not apply to individual claims of (pound)25,000 or less (or the US dollar equivalent using an exchange rate of 1.5).

5.2 All information and documentation provided or disclosed to and reviewed by Castlewood pursuant to clause 5.1 is provided to Castlewood for information purposes only and Castlewood undertakes to keep such information and documentation in strict confidence and not disclose or divulge it to any third party (other than a member of the Purchaser's Group) without the prior written consent of the Seller and not to use such information or documentation or allow it to be used for any purpose other than as contemplated by this Agreement.

5.3 Without prejudice to the provisions of clause 5.1, the Seller shall procure that none of the following matters will occur or be undertaken without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

         (a) the modification of any of the rights attached to any shares in any Group Member or the creation or issue of any shares or the grant or agreement to grant any option over any shares or uncalled capital of any Group Member;

         (b) the admission of any person (howsoever occurring) as a member of any Group Member or the transfer or approval of the transfer of any Shares other than as contemplated herein;

         (c) the declaration, payment or other making by any Group Member of any dividend other than as contemplated herein;

         (d)      the passing of any resolution by the members of any Group
                  Member;

         (e) the acquisition by any Group Member of any other company (other than in the ordinary course of investment activities) or the participation by any Group Member in any partnership or joint venture;

         (f) the reduction of the share capital of any Group Member, the redemption or purchase of any of the Shares or any other reorganisation of the share capital of any Group Member;

         (g)      the sale or disposal of any business of any Group Member;

         (h) the borrowing of any money or the acceptance of any financial facility by any Group Member (other than under existing overdraft or borrowing facilities); or

         (i) the creation of any Encumbrance over any Group Member's assets or the giving of any guarantee or undertaking by a Group Member in respect of a third party;

         (j) the provision of any credit or the making of any loan or advance by any Group Member to or for the benefit of any person or the provision of any financial assistance (as defined in section 152 of the Companies Act) to any person in contravention of section 151 of the Companies Act;

         (k) the incurring of any expenditure or liability by any Group Member, in either case, of a capital nature exceeding (pound) 25,000;

         (l) the commencement, settlement or abandonment by any Group Member of any litigation or admission of any liability involving an amount in excess of (pound)25,000;

         (m) the entry into or variation of the terms of any insurances of the Company;

         (n) the entry into, variation or amendment of the terms of any service agreement, contract of employment, consultancy agreement or arrangement by any Group Member with any person other than as contemplated herein;

         (o) the adoption of or change to any bonus scheme by any Group Member for the benefit of any director, officer or employee or payment or award of any bonus under any scheme;

         (p) any changes to the terms of the Compromise Agreements (other than to adjust the amounts payable to the employees to reflect a Completion Date other than 31 March 2003);

         (q) except as contemplated by this Agreement or as currently provided or made (or the renewal of such current provision), the provision of any credit or the making of any loan or advance by any Group Member to or for the benefit of any of the directors, officers or employees;

         (r) the entry into, amendment of the terms of, or termination (other than for cause or in accordance with its terms or in contemplation of or as required by this Agreement) of any contract to which any Group Member is a party having a value or involving expenditure in excess of (pound)25,000; or

         (s) the depletion of the net assets of the Group Members, save in the ordinary course of business.

5.4      Nothing in clauses 5.1 or 5.3 shall prevent or prohibit any Group
         Member from:

         (a) carrying out any acts that are required to be done to comply with directions from any applicable governmental or regulatory authority;

         (b) paying to any director, officer or employee salary owing to that director, officer or employee by any Group Member as set out in Schedule 8 together with reimbursement of expenses properly incurred and owing to any director, officer or employee;

         (c) paying amounts due to any professional advisers of any Group Member, estimates of which are contained in the Disclosure Letter;

         (d) winding up the Pension Scheme or any arrangements of a Group Member with any director, officer, employee or professional adviser as contemplated by this Agreement;

         (e)      entering into and paying amounts under the Compromise
                  Agreements; or

         (f) awarding and paying bonuses to employees not exceeding (pound)40,000 in aggregate, any such payments to be notified in writing by the Group Members to the Purchaser at least five Business Days prior to payment.

5.5 The Seller shall promptly notify the Purchaser in writing if it becomes aware of any matter, event or circumstances on or before Completion which constitutes a material breach of the requirements set out in clauses 5.1 and 5.3.

5.6 Without prejudice to any other rights or remedies available to the Purchaser, if the Purchaser receives a notice from the Seller under clause 5.5 or if there is a material breach by any of the Group Members of the requirements set out in clauses 5.1 and 5.3, the Purchaser shall have the right to terminate this Agreement by notice in writing to the Seller prior to Completion in which case:

         (a) this Agreement shall terminate and have no further effect (subject only to this clause, clauses 10 (Confidentiality), 11 (Guarantee), 13 (Interest), 14 (Costs) and 22 (Governing Law) which shall continue in force)); and

         (b) subject to any liability which may arise under this clause, the parties shall be released from all liabilities and obligations hereunder.

5.7 On or before Completion, the Seller shall procure that all loans due to each Group Member from, and all loans due from each Group Member to, the Seller and members of the Seller's Group (other than the Group Members) shall be repaid in full.

6.       COMPLETION

6.1 Subject to the due satisfaction (or waiver, if applicable) of the Conditions Precedent and the provisions of this clause, Completion shall take place at the offices of the Seller's Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties in writing in accordance with the terms of this Agreement.

6.2      On Completion the Seller shall cause to be delivered to the Purchaser:

         (a) duly executed transfers of all the Shares in favour of the Purchaser (or as it may direct) together with the share certificates relating to such Shares, which the parties agree shall be delivered in Tokyo to Shinsei, on behalf of the Purchaser;

         (b) the Common Seal, Certificate of Incorporation and Certificates of Incorporation on Change of Name of each Group Member (other than a company seal for Toa Re Management Services Limited and the Certificate of Incorporation of the Company);

         (c) written resignations (with effect from the end of the relevant board meeting referred to in clause 6.3) of the following, each resigning from their respective offices with each Group Member, executed as deeds in the agreed terms in each case acknowledging that he has no outstanding claim against the relevant Group Member whether for loss of office or otherwise (excluding any claim in respect of accrued rights arising out of his membership of the Pension Scheme, any claim for personal injury of which he is currently unaware and any claim under directors' and officers' insurance policies): Graham Combes, Tamihiko Miyamura, Teruhiko Ohtani, Raymond Streeter, Yukio Takanuki and Colin Williams as directors of each Group Member; Shinya Yoshikoshi as Director of the Company and Toa Re Underwriting Management Limited, Ken Taki as director of Toa Re Management Services Limited, Graham Combes as secretary of the Company and Colin Williams as Secretary of Toa Re Underwriting Management Limited and of Toa Re Management Services Limited;

         (d) any waiver, consent or other document, if any, which the Seller determines to be necessary to give the Purchaser full legal and beneficial ownership of the Shares;

         (e) irrevocable powers of attorney in the agreed terms executed by the Seller in favour of the Purchaser appointing the Purchaser to be its lawful attorney in respect of the Shares;

         (f) copies of statements for all bank accounts of each Group Member (except those held in relation to ILU business handled by a sub-agent) made up to a date not more than five Business Days prior to Completion and cash books for each Group Member showing cash transactions since such date;

         (g) a copy of the most recent quarterly management statements for each Group Member;

         (h) a duly executed release of all mortgages, charges and debentures granted or entered into by each Group Member (if any) together with the relative declarations of satisfaction (Forms 403a) sworn by a director of each Group Member (other than in respect of the registered charge granted by the Company details of which are set out in Schedule 2);

         (i) all credit, debit or other payments cards belonging to or in the name of a Group Member and in the possession of the Seller, if any;

         (j) those Compromise Agreements which have been signed by employees of the Group Members;

         (k) the title deeds and property documents relating to the Group Member's properties as listed in Schedule 9;

         (l) a letter from the auditors of each Group Member acknowledging that they have no outstanding claims against any Group Member other than in respect of their fees for their audit of the accounts for the financial year ended 31 December 2002;

         (m) a letter in the agreed terms from the Seller to the Company in respect of the commutation of business assumed by the Company through Toa Re Underwriting Management Limited;

         (n) all mobile phones, fax machines, lap top computers or other computer or telecommunications equipment (including all computer disks containing information relating to any Group Member) belonging to or in the name of a Group Member and in the possession of the Seller;

         (o) all financial and accounting books and records and Statutory Books relating to each Group Member; and

         (p) all current cheque books, paying in books and unused cheques of each Group Member.

         The items referred to in clauses 6.2(n), (o) and (p) shall be delivered by the Seller to the Purchaser at the registered office of the Group Members.

6.3 On Completion the Seller shall procure that a board meeting of each Group Member is duly convened and held at which the following matters will be dealt with:

         (a) the approval of the transfers of the Shares referred to in clause 6.2(a) for registration (subject only to the transfers being stamped at the cost of the Purchaser);

         (b) the appointment of such persons as may be notified to the Seller in writing by the Purchaser as directors and secretary of the Group Members (within the maximum number, if any, permitted under their respective Articles of Association);

         (c) the revocation of all existing instructions to the Group's bankers, investment manager and custodian bank, bank mandate forms and authorities and their replacement with alternative instructions, bank mandate forms and authorities in such form as the Purchaser may require;

         (d) the execution of the deed referred to in clause 6.8 relating to the Pension Scheme;

         (e)      the execution of the Commutation Agreement;

         (f)      the tabling of the resignations referred to in clauses 6.2(c);
                  and

         (g) the change of the registered office of each Group Member to St Paul's House, Warwick Lane, London.

6.4 On Completion the Seller shall procure that a written resolution of the members of each Group Member is passed to change their names to Hillcot Re Company Limited, Hillcot Underwriting Management Limited and Hillcot Management Services Limited respectively.

6.5      On Completion the obligations of the Tax Covenant shall take effect.

6.6 On Completion the parties to the Shinsei Letter Agreement shall execute and deliver the Shinsei Letter Agreement in the form set out in
         Schedule 12.

6.7 On Completion the Seller, Toa Re Underwriting Management Limited and the Trustees (as defined in Schedule 6) shall procure the appointment to the Pension Scheme of an additional trustee nominated by the Purchaser, such trustee to be Ian Watson in the first instance.

6.8 On Completion the parties to the Pension Deed shall execute and deliver the Pension Deed in the form set out in Schedule 6.

6.9 On Completion the parties to the Commutation Agreement shall execute and deliver the Commutation Agreement in the form set out in Schedule 14.

6.10 On Completion, following compliance by the Seller with the provisions of clauses 6.2, 6.3 and 6.4 and compliance with the provisions of clauses 6.6, 6.7, 6.8 and 6.9, the Purchaser shall pay the sum of (pound)29,000,000 into the account of the Seller's Solicitors in satisfaction of the Consideration payable to the Seller pursuant to clause 4.

6.11 The Seller's Solicitors are hereby authorised by the Seller to receive all amounts expressed to be payable to them pursuant to any provision of this Agreement and the receipt by the Seller's Solicitors of such amounts shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter.

6.12 No later than two Business Days following Completion, the Purchaser shall file at Companies House the written resolutions referred to in clause 6.4.

7.       WARRANTIES

7.1      The Seller hereby warrants to the Purchaser that:

         (a) it is the registered holder and beneficial owner of the Shares;

         (b) the Shares comprise the whole of the issued share capital of the Company;

         (c) the Shares are free from Encumbrances and there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares;

         (d) the Seller is entitled to sell and transfer the Shares to the Purchaser on the terms of this agreement free from all Encumbrances;

         (e) the Seller has full power and authority to enter into and perform this Agreement and this Agreement constitutes and the other documents executed by the Seller which are to be delivered at Completion will, when executed, constitute binding obligations on the Seller enforceable in accordance with its terms;

         (f) the execution and delivery of, and the performance by the Seller of its obligations under, and the consummation of the transaction as contemplated by this Agreement and the other documents to be executed by the Seller at Completion, will not:

                  (i) result in a material breach of any provision of the memorandum or articles of incorporation or other constitutional documents of the Seller; or

                  (ii) result in a material breach of, or constitute a material default under, any agreement or instrument to which the Seller or the Company is a party or by which the Seller or the Company is bound; or

                  (iii) result in a breach of order, judgement or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or

                  (iv) require the consent of the Seller's shareholders or of any other persons; or

                  (v) require any notifications or filings, consents, approvals or applications to be made or obtained in connection with the execution of this Agreement or the consummation of the transaction as contemplated in it (other than, in each case as required by:-

                           (1) the Securities and Exchange Law of Japan, including filing an extraordinary securities report with the government agency;

                           (2) a post completion report filed under the Foreign Trade and Foreign Exchange Law of Japan; and

                           (3) a post transaction report filed under the Insurance Business Law of Japan);

         (g) no order has been made or petition presented or resolution passed for the winding-up or administration of the Seller, no distress, execution or other process has been levied on any of the assets of the Seller, the Seller has not stopped payment of its debts as they fall due, no liquidator, provisional liquidator, receiver or administrative receiver of the Seller has been appointed, and, to the best of the Seller's knowledge, no event has occurred in any jurisdiction which is analogous to any of the foregoing;

         (h) the Seller is a corporation duly organised, validly existing and in good standing under its jurisdiction of incorporation and has full corporate power and authority to conduct all the activities being conducted by it;

         (i) the Seller is in a position to fulfil all of its obligations hereunder in respect of the completion of the sale and purchase of the Shares contemplated hereby; and

         (j) the Seller has taken all action necessary to enter into, deliver and perform this Agreement and the documents to be delivered by the Seller at Completion and to sell and transfer all the Shares to the Purchaser on the terms of this Agreement without the consent of any third party.

7.2      The Seller further warrants to the Purchaser that:

         (a) there have been no material changes to the assets and liabilities of each Group Member since the most recent quarterly management accounts of that Group Member, other than any changes in the claims reserves of any Group Member;

         (b) it has notified the Purchaser in the Disclosure Letter of all claims in excess of (pound)25,000 (or the US dollar equivalent using an exchange rate of 1.5) under any reinsurance agreements to which any Group Member is a party which have been received by any Group Member in the period from and including 1 January 2003 to the date of this Agreement;

         (c) the information contained in Schedules 1 to 3 and Schedule 8 of this Agreement is true, complete and accurate;

         (d)      unless otherwise stated therein, the Accounts:

                  (i) have been prepared in accordance with all applicable legislation and in accordance with accounting standards, principles and practices generally accepted in the United Kingdom at the date of this Agreement;

                  (ii) have been prepared on a basis consistent with those applied in preparing the audited accounts for the three previous financial periods; and

                  (iii) gave a true and fair view of the financial position of the Group at the Accounts Date and its profit or loss for the financial year ended on the Accounts Date;

         (e) the management accounts of each Group Member for the period ended 31 December 2002 have been prepared with due care and attention (but not audited or prepared on a statutory basis) and show a reasonably accurate view of the results of each Group member for the period in respect of which they have been prepared;

         (f) to the best of the Seller's knowledge, information and belief (after due and careful enquiry) as a result of the transactions contemplated by this Agreement, no change of control provisions contained in any material agreement or material instrument to which any Group Member is a party, will take effect;

         (g) no written notices have been received from any employee or former employee of any Group Member making any claims against any Group Member which remain outstanding;

         (h) there are no reinsurance or retrocession contracts whatsoever (including treaties and facultative contracts) whether known or unknown between the Seller and any Group Member other than those to be commuted by the Commutation Agreement and the business assumed by the Company through Toa Re Underwriting Management Limited.

7.3 The Warranties shall be deemed to be given at the date of this Agreement and the Completion Warranties shall be deemed to be repeated (mutatis mutandis) at Completion with reference to the facts then existing (save that references to any fact, circumstance, matter or thing existing, occurring or having occurred at, on or before the date of this Agreement, shall be construed as references to at, on or before Completion), provided that without prejudice to the provisions of clause 5 (Pre-Completion Matters), no right to damages or compensation or otherwise in respect of a breach of any Completion Warranty shall arise because only of one or more of the following:

         (a) the occurrence after the date of this Agreement of an event, fact, matter, circumstance or thing constituting a breach of a Completion Warranty when repeated at Completion if such event, fact, matter, circumstance or thing could not reasonably have been avoided or prevented by action taken by the Seller at its cost after the date of this Agreement and before Completion; or

         (b) any act or thing done or omitted to be done at any time after the date of this Agreement at the written request of the Purchaser, or with the written approval of the Purchaser, the Purchaser having been informed of all relevant matters prior to giving such approval.

7.4 The Seller shall be under no liability in respect of a breach of any of the Warranties to the extent that the matter giving rise to such breach has been fully and fairly disclosed:

         (a)      in this Agreement; or

         (b)      by the Disclosure Letter.

7.5 The Seller shall have no liability in respect of any breach of any of the Warranties unless the Purchaser has served on the Seller a written notice on or before the third anniversary of the Completion Date, giving such details of the claim as the Purchaser then has including the Purchaser's then best estimate of the amount of the Seller's liability in respect thereof.

7.6 In the absence of wilful concealment or substantiated fraud by the Seller, the following limitations shall apply to a Warranty Claim (as defined below) and, where appropriate, the Tax Covenant (but shall not apply to a breach of the Warranties in clause 7.1):

         (a) the Seller shall not be liable in respect of a breach of any of the Warranties in clause 7.2 (a "WARRANTY CLAIM") or a claim under the Tax Covenant:-

                  (i) where the liability of the Seller in respect of that claim would (but for this sub-clause) have been less than (pound)29,000 (aggregating for this purpose separate claims relating to the same subject matter); or

                  (ii) unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under clause 7.6(a)(i) above) when aggregated with the liability of the Seller in respect of all other claims exceeds (pound)290,000 (in which case the Seller shall be liable for the whole of the claim or claims and not just the excess); and

         (b) the total amount of the Seller's liability in respect of all Warranty Claims and claims under the Tax Covenant shall be limited to and in no event exceed (pound)29,000,000.

7.7 The Seller's liabilities to the Purchaser in respect of Tax (as that term is defined in the Tax Covenant) are restricted to those in the Tax Covenant.

8.       TOA'S REPUTATION

8.1 The Purchaser undertakes that at no time after Completion will any Group Member or any other company in the Purchaser's Group or any person which is managed or controlled by any company in the Purchaser's Group include in its registered name or any trading name the word "TOA" or any name which in the reasonable opinion of the Seller is capable of being confused with the word "TOA" and that no such company or person will use the logo set out in Schedule 4 or any other logo which in the reasonable opinion of the Seller is capable of being confused therewith save that nothing in this clause shall restrict the Purchaser or any other company in the Purchaser's Group or any Group Member from referring to the word "TOA" in returns to the FSA after Completion, in the statutory accounts of any Group Member after Completion and in order to deal with the administration of any insurance business written before the Completion Date (subject to such guidelines as may be agreed between the parties from time to time) and in all cases, such reference to the word "TOA" to be limited to describing that company's former name.

8.2 With effect from Completion, the Purchaser shall use its reasonable endeavours to procure that none of the following events or circumstances shall occur on or before the third anniversary of
         Completion:

         (a) a petition being presented (and not dismissed within 60 days), an order made or a resolution passed for the winding-up of the Company; or

         (b) a petition being presented (and not dismissed within 60 days) for the appointment of an administrator in relation to the Company; or

         (c) the Company commencing negotiations with all or any class of its creditors with a view to the general readjustment or rescheduling of all or any class of its indebtedness; or

         (d) the Company making a proposal for a voluntary arrangement under Part I of the Insolvency Act 1986, entering into a composition or other arrangement for the benefit of its creditors generally or any class of creditors unless a registered insolvency practitioner shall have advised the directors of the Company from time to time in writing that the Company is required to be wound up by reason of having become insolvent.

8.3 Notwithstanding the provisions of clause 8.2, the Purchaser shall not be required at any time following Completion to procure that additional funds are made available to any Group Member to prevent their involuntary insolvency including but not limited to:

         (a) an encumbrancer taking possession or a receiver or an administrator or similar official being appointed of the whole or any part of the assets or undertaking of the Company (save where such official is discharged within 30 days); or

         (b) the Company ceasing or suspending generally the payment of its debts or being unable to pay its debts or being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

8.4 Save as required by law or by the requirements of any recognised stock exchange or regulatory body, for a period of three years from Completion no person other than the Purchaser shall have, either directly or through its ownership or control of any other person:

         (a) legal or beneficial ownership of any shares in the Company or the option to acquire such ownership; or

         (b) other than in the ordinary course of business, any interest in any shares in the Company by virtue of any pledge, mortgage, charge or other instrument or the option to acquire such an interest; or

         (c) voting or other rights in respect of any shares in the Company, the option to acquire such rights or the entitlement to control the exercise of such rights; or

         (d) any other entitlement to exercise significant influence over the management of the Company save that the Purchaser shall not be in breach of this clause if any person who is a member of the Purchaser's Group has such ownership or control.

8.5 The Seller and the Purchaser acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of clauses 8.1, 8.2 and 8.4 and therefore agree that the Seller shall be entitled to specific performance and any other forms of equitable or interim remedies to enforce the obligations of the Purchaser under clauses 8.1,
         8.2 and 8.4.

9.       POST-COMPLETION MATTERS

9.1 As soon as practicable following Completion, the Seller shall procure the release of the Group Members from any guarantees, indemnities or similar obligations given or undertaken by any of them to secure or support the obligations of the Seller or members of the Seller's Group. Pending such release, the Seller shall indemnify each of the Purchaser and each Group Member against any liabilities, losses, claims or expenses suffered by them as a consequence of any claim under any such guarantee, indemnity or similar obligation.

9.2 As soon as practicable following Completion, the Purchaser shall procure the release of members of the Seller's Group from the guarantees, indemnities or similar obligations listed in Schedule 11 given or undertaken by any of them to secure or support the obligations of any of the Group Members. Pending such release, the Purchaser shall indemnify the Seller and members of the Seller's Group against any liabilities, losses, claims or expenses suffered by them as a consequence of any claim under any such guarantee, indemnity or similar obligation.

9.3 As soon as practicable following Completion, the Seller will deliver to the Purchaser pro forma Forms P11D correctly completed as at the Completion Date in respect of each relevant employee of the Group Members, such forms to be drawn up in accordance with all relevant Inland Revenue requirements. To the extent that any liability to tax in respect of expenses or benefits in kind which is not dealt with in such Forms P11D accrues to any employee of the Group Members, the Purchaser undertakes to discharge such liabilities to tax in accordance with the provisions of clause 9.4.

9.4 The Purchaser shall, and shall, where relevant, procure that each Group Member shall, as soon as reasonably practical, enter into a PAYE settlement agreement with the Inland Revenue in respect of the tax year ending 5 April 2003 under section 206A of the Income and Corporation Taxes Act 1988 to pay the taxation liabilities of the employees of the Company and employees of Group Members arising from taxation of the following benefits in kind:

         (a)      staff Annual Christmas function and associated expenses;

         (b)      staff entertainment; and

         (c)      overseas travel and personal incidental expenses; and

         any other benefit in kind which is not taken into account in the pro forma Forms P11D to be completed by the Seller in accordance with clause 9.3 or discharged by the Purchaser pursuant to clauses 9.4(a), 9.4(b) or 9.4(c).

9.5 The Purchaser shall use its best endeavours to procure the release of the Seller from the ILU Guarantee. Pending such release the Purchaser will keep the Seller fully and regularly informed as to the progress in securing the release of the ILU Guarantee including, without limitation, providing a written quarterly report setting out:-

         (a)      the progress of discussions with the ILU;

         (b) details of matters discussed at any meeting with the ILU in the preceding quarter; and

         (c) details of commutations entered into by the Group Members in the preceding quarter.

10.      CONFIDENTIALITY AND ANNOUNCEMENTS

10.1 For the purpose of assuring the full benefit of the goodwill of each Group Member and in consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Seller agrees with the Purchaser and its successors in title as a separate and independent agreement that it will not at any time hereafter use or divulge (other than in accordance with clauses 10.2 and 10.3) any confidential information in relation to the affairs or businesses of any Group Member.

10.2 Other than the Agreed Announcements, no announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties hereto without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed) PROVIDED THAT nothing shall restrict the Seller from making such disclosures to directors of the Group Members as may be reasonably necessary for the performance by such directors of their duties.

10.3 Nothing in this clause 10 shall restrict a party (even in the absence of agreement by the other parties) from making any statement or providing information which may be required by law or by the requirements of any recognised stock exchange, Tax authority or regulatory body, but then only to the extent so required. Where practical, the requirement to make such announcement or statement and the content of such announcement or statement shall be disclosed to the other parties to this Agreement before such announcement or statement is made by the disclosing party and where possible agreement reached, or where prior disclosure and agreement is not possible, the disclosing party shall notify the other parties of the announcement or statement and the reason for having made the announcement or statement immediately after having made such announcement or statement.

10.4 The Purchaser shall, and shall procure that each Group Member shall, return to the Seller within two months of the Completion Date all of the Seller's Confidential Information held by or on behalf of the Group on or prior to the Completion Date and pending such return hereby undertakes for itself and each Group Member not to disclose or divulge the Seller's Confidential Information to any third party, to maintain it in strict confidence and not to use any of the Seller's Confidential Information for any purpose whatsoever.

10.5 The parties to this Agreement acknowledge that in relation to a breach of their obligations to each of the other parties under clauses 10.1,
         10.2 and 10.4, that damages may not be an adequate remedy and that accordingly, where a party is in breach of any of those clauses, the other parties shall be entitled to an order for specific performance or any other form of equitable relief or interim remedies to enforce the obligations contained in clauses 10.1, 10.2 and 10.4.

11.      GUARANTEE

11.1 In consideration of the Seller entering into this Agreement at the request of the Guarantors, the Guarantors hereby irrevocably and unconditionally jointly and severally and as primary obligors, guarantee to the Seller the due and punctual payment on demand of the Consideration payable by the Purchaser to the Seller pursuant to clause 4.

11.2 The guarantee contained in this clause is a continuing guarantee and shall remain in force until the Consideration payable by the Purchaser pursuant to clause 4 has been fully paid. It is independent of every other security which the Seller may at any time hold for the payment obligations of the Purchaser under this Agreement.

11.3 The obligations of the Guarantors shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantors from their obligations or affect such obligations, including without limitation, and whether or not known to the Guarantors:

         (a) any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

         (b) any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Purchaser or any other person;

         (c) any legal limitation, disability, incapacity or other circumstance relating to the Purchaser or any other person; or

         (d) any irregularity, unenforceability or invalidity of any obligations of the Purchaser under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

11.4 This Guarantee may be enforced by the Seller without the Seller first taking any steps or proceedings against the Purchaser.

11.5 The Guarantors agree that until the Consideration payable by the Purchaser to the Seller pursuant to clause 4 has been paid, they shall not exercise any rights which they might have by reason of the performance of their obligations under this guarantee:

         (a)      to be indemnified by the Purchaser; and/or

         (b) to claim any contribution from any other guarantor of the Purchaser's obligations under this Agreement; and/or

         (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under this Agreement or any other security taken by the Seller pursuant to, or in connection with, this Agreement.

11.6 All payments to be made by the Guarantors shall be made in full without set-off or counterclaim and free and clear of and without any deduction whatsoever except to the extent required by law. If any such deduction is required by law, the Guarantors shall be obliged to pay to the Seller such amount as will ensure that, after such deduction has been made, the Sellers shall have received a sum equal to the amount that the Seller would otherwise have received in the absence of any such deduction, as reduced by any tax credit to which the Seller may be entitled on account of such deduction.

11.7 Any settlement or discharge between the Guarantor and the Seller shall be conditional upon no security or payment to the Seller by the Purchaser or the Guarantors, or any other person on behalf of either of them, being avoided or reduced pursuant to any laws applicable to insolvency. If any security or payment is so avoided or reduced, the Seller shall be entitled to recover the value or amount of the security or payment from the Guarantors as if the settlement or discharge had not occurred.

11.8     No person other than the Seller or its assignee permitted under clause
         16.2 shall have any right to enforce the guarantee contained in this clause 11.

12.      PROVISION OF FINANCIAL INFORMATION

         The Seller shall procure that each Group Member shall, as soon as is reasonably practicable in all the circumstances, respond to reasonable queries provided to the Seller prior to Completion in respect of the financial statements and details about the Group for the financial year ending 31 December 2002. After Completion, the Purchaser shall procure that each Group Member shall, as soon as is reasonably practicable in all the circumstances, make available to the Seller any additional financial details that are reasonably necessary for the Seller to complete its consolidated accounts for the financial year ending 31 December 2002.

13.      INTEREST

         If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of one per cent per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, after as well as before any judgement.

14.      COSTS

         Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy, actuarial and other advisers, and the Company shall not pay any of such costs and expenses save for any costs to be paid by the Company as set out in or pursuant to this Agreement.

15.      PARTIES BOUND BY CONTRACT

         The parties to this Agreement agree that they shall comply with the terms and conditions of this Agreement and all other documents entered into pursuant to or in relation to this Agreement and the parties further agree to undertake to ensure that their respective subsidiaries and affiliates shall, as appropriate, comply with the terms of this Agreement.

16.      CONTINUING OBLIGATIONS AND ASSIGNMENT

16.1 Each of the obligations, warranties, representations and undertakings accepted or given by the Seller, the Purchaser or the Guarantors under this Agreement or any document referred to herein shall continue in full force and effect notwithstanding Completion taking place and shall be binding on the respective successors of the Seller, the Purchaser or the Guarantors.

16.2 No party shall assign its rights and obligations under this Agreement (including the benefit of the Warranties in clause 7) without the prior written consent of the other parties.

17.      NOTICES AND PROCESS AGENTS

17.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by pre-paid airmail/first class/registered post addressed to that party at such address or sent by facsimile transmission to the authorised facsimile number set out below and shall be deemed to have been served as follows:

         (a)      if personally delivered, at the time of delivery; or

         (b) if posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting;

         (c) if sent by facsimile transmission be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;

         PROVIDED THAT where such delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

17.2 For the purposes of this clause the authorised address of each party shall be the address set out at the beginning of this Agreement or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

17.3 For the purposes of this clause, the authorised facsimile numbers for each party and the individuals to whom notices shall be addressed shall be as follows:-

                                                                                                        INDIVIDUAL TO WHOM
         PARTY                                                    FAX NUMBER                          NOTICE TO BE ADDRESSED
         The Seller:                                             00 813 3253 5298                       Toshiyuki Sugawara
         The Purchaser:                                          00 441 296 0895                        Adrian Kimberley
         Castlewood Holdings Limited                             00 441 296 0895                        Adrian Kimberley
         Shinsei Bank, Limited                                   00 813 3595 6057                       Tom Ukai

         or such other facsimile number as a party may notify in writing to the other parties from time to time in accordance with the requirements of this clause.

17.4 The Purchaser shall maintain an agent for service of the process in England for the period of seven years from the Completion Date. Such agent shall be Clyde & Co (ref AH/0208346). Any writ, judgement or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser undertakes not to revoke the authority of such agent and if for any reason such agent ceases to be able to act as such or no longer has an address in England, the Purchaser irrevocably agrees to promptly appoint another agent (with an address for service within the jurisdiction of the English courts) and to forthwith notify the other parties thereof.

17.5 Castlewood shall maintain an agent for service of the process in England for the period of seven years from the Completion Date. Such agent shall be Clyde & Co (ref AH/0208346). Any writ, judgement or other notice of legal process shall be sufficiently served on Castlewood if delivered to such agent at its address for the time being. Castlewood undertakes not to revoke the authority of such agent and if for any reason such agent ceases to be able to act as such or no longer has an address in England, Castlewood irrevocably agrees to promptly appoint another agent (with an address for service within the jurisdiction of the English courts) and to forthwith notify the other parties thereof.

17.6 Shinsei shall maintain an agent for service of the process in England for the period of seven years from the Completion Date. Such agent shall be Clyde & Co (ref AH/0208346). Any writ, judgement or other notice of legal process shall be sufficiently served on Shinsei if delivered to such agent at its address for the time being. Shinsei undertakes not to revoke the authority of such agent and if for any reason such agent ceases to be able to act as such or no longer has an address in England, Shinsei irrevocably agrees to promptly appoint another agent (with an address for service within the jurisdiction of the English courts) and to forthwith notify the other parties thereof.

17.7 The Seller shall maintain an agent for service of the process in England for the period of seven years from the Completion Date. Such agent shall be Sisec Limited whose registered office is at 21 Holborn Viaduct, London EC1A 2DY. Any writ, judgement or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller undertakes not to revoke the authority of such agent and if for any reason such agent ceases to be able to act as such or no longer has an address in England, the Seller irrevocably agrees to promptly appoint another agent (with an address for service within the jurisdiction of the English courts) and to forthwith notify the other parties thereof.

18.      SEVERABILITY

         If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

19.      ENTIRE AGREEMENT AND VARIATION

19.1 This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement, including without limitation, the Mutual Confidentiality Agreement between the Seller, Shinsei and Castlewood (EU) Limited dated 12 April 2001, the Letter of Intent between the Seller, Shinsei and Castlewood dated 1 October 2002, and the Final Offer Letter entered into by the Seller, Shinsei and Castlewood dated 28 November 2002.

19.2     Each of the parties acknowledges and agrees that:

         (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement, the documents referred to herein and those documents listed in Schedule 13 and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

         (b) this clause 19.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

19.3 No variation, supplement, deletion or replacement of or from this Agreement or from any of the documents referred to herein or any of their respective terms shall be effective unless made in writing and signed by or on behalf of each relevant party.

20.      GENERAL PROVISIONS

20.1 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

20.2 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

20.3 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.

20.4 The Seller shall use reasonable endeavours (as far as it is able) at the Purchaser's cost to do, or procure to be done, all further acts and things and execute, or procure the execution of, any other documents which the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

21.      RIGHTS OF THIRD PARTIES

         No person other than a party to this Agreement may enforce any provision of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

22.      GOVERNING LAW AND JURISDICTION

22.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

22.2 The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

22.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules) may be served on them in accordance with clause 17.

EXECUTED by the parties or their duly authorised representatives on the day and year first above written.


                              [SCHEDULES OMITTED]

Signed by              SHINYA YOSHIKOSHI     )       /s/ Shinya Yoshikoshi
For and on behalf of                         )
THE TOA REINSURANCE COMPANY LIMITED          )
in the presence of:    TOSHIYUKI SUGAWARA    )       /s/ Toshiyuki Sugawara



Signed by              ADRIAN KIMBERLEY      )       /s/ Adrian Kimberley
For and on behalf of                         )
HILLCOT HOLDINGS LIMITED                     )
in the presence of:    TIM HOUSTON           )       /s/ Tim Houston



Signed by              PAUL O'SHEA           )       /s/ Paul O'Shea
For and on behalf of                         )
CASTLEWOOD HOLDINGS LIMITED                  )
In the presence of:    ADRIAN KIMBERLEY      )       /s/ Adrian Kimberley



Signed by              MASAZUMI KATO         )       /s/ Masazumi Kato
For and on behalf of                         )
SHINSEI BANK LIMITED                         )
in the presence of:    MANABU SUGAWARA       )       /s/ Manabu Sugawara